Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Agreement (“Agreement”) is made as of the 31st day of January, 2017, between Eagle Bancorp, Inc., a Maryland corporation (the “Company”), having its principal executive offices at 7830 Old Georgetown Road, Bethesda, Maryland 20814, and Ronald D. Paul (“Paul”), an individual maintaining an office at 4416 East West Highway, Bethesda, Maryland 20814.

RECITALS

WHEREAS, the Company and Paul  are parties to an Amended and Restated Employment Agreement dated as of January 1, 2014, as amended  (collectively, the “Existing Agreement”), pursuant to which Paul serves as the Chairman of the Company; and

WHEREAS, the parties believe that amendment and restatement of the Existing Agreement is appropriate

WHEREAS, to accomplish the foregoing, the parties desire to hereby enter into this Agreement to supersede and replace the Existing Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby employs Paul, and Paul hereby accepts employment, as Chairman and Chief Executive Officer of the Company, subject to the supervision and direction of the Board of Directors of the Company.  In such capacity, Paul shall provide such services and perform such duties, functions and assignments as are normally incident to such office, and such additional functions and services as the Board of Directors may from time to time direct.  Subject to his continued nomination and election as such, Paul shall serve as Chairman of the Board of the Company’s subsidiary, EagleBank (the “Bank”), and Board member of the Company. Notwithstanding anything to the contrary contained herein, Paul’s service as a director of the Company and the Bank shall be subject to his election as such by the shareholders of the Company and the Bank, as the case may be, and Paul’s service as Chairman of the Board of Directors of the Bank be  subject to his election as such by the Board of Directors of the Company, and nothing contained herein shall constitute any agreement, understanding or commitment of the Company to nominate, appoint or elect Paul, or cause Paul to be nominated appointed or elected to the Board of Directors of the Company or the Bank. Bank hereby employs Paul and Paul hereby accepts employment, as Chief Executive Officer of Bank. The Company and the Bank are referred to collectively as the “Bank Entities.”

2. Term. (a) The initial term of Paul’s employment under this Agreement shall commence as of January 31, 2017 (the “Effective Date”) and shall continue until January  31, 2020 (the “Initial Term”). Upon each anniversary of the commencement of the Initial Term, unless (i) the employment contemplated hereby is earlier terminated in accordance with the provisions of Section 6 hereof, or (ii) Paul shall have provided written notice to the Company, not less than 60 days prior to the anniversary date, of Paul’s desire to terminate this Agreement upon expiration of the Initial Term or such Renewed Term, as appropriate, this Agreement shall automatically be extended for an additional period of one year (each a “Renewed Term”).  For example and for illustrative purposes only, on January 31, 2018, absent termination or notice of termination as provided above, the term of this Agreement shall automatically be extended for one year, and the Renewed Term of this Agreement shall continue until January 31, 2021, and on January 31, 2019, absent termination or notice of termination as provided above, the term of this Agreement shall automatically be extended for one year, and the Renewed Term of this Agreement shall continue until January 31, 2022.

3. Compensation. (i) As compensation for Paul’s employment hereunder, Paul shall be entitled to base cash compensation (“Base Compensation”) from the Company at a rate of Eight Hundred-Sixty-three Thousand Five Hundred Sixty-five dollars ($863,565) per calendar year, payable in monthly installments, or such other installments as the Company and Paul may agree upon, and shall be subject to deduction and withholding of all necessary social security, medicare, income and withholding taxes, and any other sums required by law or authorized by Paul.

Notwithstanding the foregoing, the Base Compensation payable by the Company hereunder in any year shall be reduced by the amount paid to Paul by the Bank (or any successor thereto) as compensation for services rendered to the Bank.

(ii)                                  Prior to the Effective Date, the Company has granted Paul certain options to purchase shares of the Company’s Common Stock and certain restricted stock awards of the Company’s Common Stock (collectively, “Options”).  In the event that Paul’s employment hereunder shall be terminated for any reason, all Options shall vest immediately upon such termination.

(iii)                               During the period of the Agreement, periodic increases (but not decreases) in the rate of Base Compensation and/or Options hereunder may be made by the independent members of the Board of Directors of the Company (as determined in accordance with applicable law, regulation and rules of the Nasdaq Stock Market or other market or exchange on which the Company’s securities trade) or a committee of the Board of Directors of the Company consisting solely of independent members.

(iv)                              Paul shall be entitled to receive such incentive or bonus compensation as the Board of Directors of the Company may in its sole discretion determine.

(v)                                 During the term of this Agreement, and following the termination of this Agreement during any period where payments hereunder are being made to Paul (or with respect to which a lump sum payment has been made to Paul), Paul shall not be entitled to receive any fees, payments or other compensation, whether in cash or otherwise, for service as a member (including as Chairman or Vice Chairman) of the Board of Directors of  the Company, the Bank or other subsidiary of the Company or Bank, if any, or for service on any committee of the Board of Directors of the Company, the Bank or other subsidiary of the Company or Bank, if any; payments, if any, under that certain Non-Compete Agreement dated as of August 1, 2014 are not excluded hereby.

(vi)                              The Company will pay Paul a monthly car allowance of One Thousand Five Hundred Dollars ($1,500.00).

(vii)                           Paul may obtain a term life insurance policy (the “Policy”) on Paul in the amount of One Million Dollars ($1,000,000.00), the particular product and carrier to be chosen by Paul in his discretion.  Paul shall have the right to designate the beneficiary of the Policy.  If the Policy is obtained, Paul shall provide the Bank with a copy of the Policy, and the Bank will pay, during the Term of this Agreement, the premiums for the Policy upon submission by Paul to the Bank of the invoices therefor in an amount not to exceed Twenty-five Thousand Dollars ($25,000).  If a Policy is obtained and it is cancelled or terminated, Paul shall immediately notify the Bank of such cancellation or termination.

The Company may, at its cost, obtain and maintain “key-man” life insurance and/or Company-owned life insurance on Paul in such amount as determined by the Board of Directors of the Company from time to time. Paul agrees to cooperate fully and to take all actions reasonably required by the Company in connection with such insurance.

4. Benefits and Expenses.

(a) Paul shall be entitled to participate in and receive all fringe benefit programs and plans, if any as are generally available to employees and/or directors of the Company and the Bank.

(b) Paul is authorized to incur reasonable expenses for conducting and promoting the business and activities of the Company and the Bank, including expenses for travel, business entertainment and similar expenses in accordance with the policies of the Company and the Bank regarding the reimbursement of expenses applicable to employees and/or directors of the Company and the Bank generally, as such policies may from time to time exist.

(c) Paul shall be entitled to the use of his current office located in the building in which the principal executive offices of the Company are located, together with such secretarial and other office support services as he may reasonably require.

5. Outside Activities.  Paul shall devote his best efforts to the performance of his duties hereunder and shall commit and make available sufficient time to provide the services reasonably requested by the Company and the Bank in a timely manner. However, nothing contained herein shall be construed to prohibit Paul from engaging in any other full or part-time employment, or any consulting or independent contractor arrangement or any other occupation, whether or not for remuneration, provided, however, that no such outside activity shall be in competition with the activities of the Company or the Bank, or be otherwise detrimental or adverse to the business. competitiveness, operations, or image of the Company or the Bank.

6. Termination.

(a) This Agreement may be terminated prior to the end of the Initial Term or any Renewed Term, as applicable, by the Company under any of the following circumstances:

(i)                                     Upon the death of Paul;

(ii)                                  Upon the inability of Paul to perform all of his duties hereunder by reason of illness, physical, mental or emotional disability or other incapacity, which inability shall continue for more than three (3) successive months or six (6) months in the aggregate during any period of twelve (12) consecutive months;

(iii)                               For cause, defined as: the failure of Paul (other than for reasons described in Section 6(a)(ii)) to perform or observe and comply with any material term or provision of this Agreement; any significant misconduct on the part of Paul that is materially damaging or detrimental to the Company and the Bank, as determined by the Board of Directors of the Company, Paul not participating, in the exercise of its good faith judgment; conviction after final appeal of a crime involving a felony, fraud, embezzlement or the like; or any breach of fiduciary duty involving personal profit or misappropriation of the funds or property of the Company or the Bank; or

(iv)                              Upon the failure of Paul to be reelected as a director of either the Company or the Bank by the respective stockholders of the Company and the Bank, except following a “Change in Control” (as defined in Section 6(b)) of the Company or the Bank.

(b) This Agreement may be terminated prior to the end of the Initial Term or any Renewed Term, as applicable, by Paul under any of the following circumstances:

(i)                                     Upon the failure of the Company or the Bank to comply with any material term or provision of this Agreement;

(ii)                                  Upon the failure of Paul to be reelected or nominated for reelection as a director of the Company or the Bank, or any successor to the Bank, following a Change in Control of the Company or the Bank, and/or the voluntary resignation of Paul as a director of the Company and the Bank following a Change in Control of the Company or the Bank. For purposes hereof, a “Change in Control” shall be deemed to have occurred if:

(A)                               there shall be consummated any consolidation, merger, share exchange or other transaction relating to the  Company, or pursuant to which shares of the Company’s capital stock are converted into cash, securities of another entity and/or other property, other than a transaction in which the holders of the Company’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (2) any sale of all or substantially all of the assets of the Company, other than a transfer of assets to a related Person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations;

(B)                               any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the voting power of all outstanding securities of the Company entitled to vote generally in the election of directors of the Company (including, without limitation, any securities of the Company that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(C)                               over a twelve (12) month period, a majority of the members of the Board of Directors of the Company are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board of Directors of the Company in office prior to such appointment or election.

Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 6(b)(ii)(A), (B) or C) does not also constitute a “change in ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder.

(c)                                  Change in Control Termination.  For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect:

(i)                                     Paul’s employment with the Bank is terminated without Cause (i) within one hundred twenty (120) days immediately prior to and in conjunction with a Change in Control or (ii) within twelve (12) months following consummation of a Change in Control; or

(ii)                                  Within twelve (12) months following consummation of a Change in Control, Paul’s title, duties and or position have been materially reduced such that Paul is not in a comparable position (with materially comparable compensation, benefits and responsibilities and has his office located within Montgomery County, Maryland; the District of Columbia; Arlington or Fairfax Counties, Virginia; the City of Alexandria, Virginia; and any jurisdiction therein (the “Area”) to the position Paul held immediately prior to the Change in Control, and within thirty (30) days after notification of such reduction Paul notifies the Bank that Paul is terminating his employment due to such change in Paul’s employment unless such change is cured within thirty (30) days of such notice by providing Paul with a comparable position (including materially comparable compensation and benefits, contractual terms and conditions and is located within the Area). For avoidance of doubt, the only position that is comparable to Paul’s current position is that of Chairman and of Chief Executive Officer of both the publicly traded holding company and Chairman and Chief Executive Officer of each bank associated with such holding company, and with Paul’s office within the Area. If Paul’s employment is terminated under this Section, Paul’s last day of employment shall be mutually agreed to by Paul and the Bank, but shall be not more than sixty (60) days after such notice is given by Paul.

(d) Termination Payments.  (i) Upon any termination of this Agreement pursuant to Section 6(a)(i), 6(a)(ii). 6(a)(iv), 6(b)(i), 6(b)(ii), or 6(c)(i), Paul, or his estate, shall be entitled to receive, in addition to the Base Compensation, any Options that were awarded to him and any other amounts due hereunder to the date of such termination, a lump-sum cash payment (the “Change Payment”) equal to 1.99 times the rate of Base Compensation and Option Compensation (as defined below) that was payable to Paul for the twelve full calendar months immediately preceding the date of termination.  For purposes of this provision, the amount of “Option Consideration” for any twelve (12)-month period shall be the value of (A) all Options that the Company granted to Paul during that period, with value to be determined by the Company’s’ regularly retained accounting firm, applying the Black-Scholes formula consistent with past practice, together with (B) all cash bonuses (incentive and discretionary) paid. Additionally, all restricted stock awarded to Paul under the Company’s 1998 Stock Option Plan or 2006 Stock Plan; awards under the Company’s 2016 Stock Plan, or any subsequent equity compensation plan, shall vest upon such events to the extent provided in such plan and the applicable award agreement. Paul shall continue for three (3) years after a Change in Control Termination to receive the benefits provided to him under this Agreement.

(e) Non-Competition.  Paul hereby acknowledges and agrees that, during the course of employment, in addition to Executive’s access to Confidential Information, Executive has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities. Paul hereby covenants and agrees that during the Term until the earlier to occur of  the date one (1) year after the Termination Date, or  the Expiration Date (the “Restricted Period”), Executive will not at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise):

(i) provide any advice, assistance or services of the kind or nature which he provided to any of the Bank Entities or relating to business activities of the type engaged in by any of the Bank Entities within the preceding two years, to any Person who owns or operates a Competitive Business or to any Person that is attempting to initiate or acquire a Competitive Business (in either case, a “Competitor”) if (Y) such Competitor operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a fifty (50) mile radius of the Bank’s headquarters or any Branch of the Bank Entities and (Z) such Branch competes or will compete with the products or services offered or planned to be offered by the Bank Entities during the Restricted Period; or

(ii)  sell or solicit sales of Competitive Products to Persons within such 50 mile radius, or assist any Competitor in such sales activities.

Notwithstanding the above, the provisions of this Section 8.5 shall not apply in the event the Executive (a) continued employment with the Company and the Bank upon a Change in Control and then (b) voluntarily resigns from the Company and the Bank effective in the thirteenth or fourteenth month following such Change in Control and (c) no Change in Control Payment had been paid to Executive in connection with the Change in Control.

Notwithstanding any provision hereof to the contrary, this 6(e) does not restrict Paul’s right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that Executive’s total ownership constitutes less than two percent (2%) of the outstanding securities of such company and that such ownership does not does not violate: (A) the Code of Conduct or any other policy of the Bank, including any policy related to inside information; (B) any applicable securities law; or (C) any applicable standstill or other similar contractual obligation of the Bank. The parties have also entered into that certain Non-Compete Agreement as of August 1, 2014 (the “Non-Compete”).

(f)   Non-Interference. Paul hereby covenants and agrees that during the Restricted Period, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity):

(i)                                induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other Person that has a business relationship with, any Bank Entity, to discontinue, terminate or reduce the extent of its or his relationship with any Bank Entity or to take any action that would disrupt or otherwise damage any such relationship;

(ii)                             solicit any customer of any of the Bank Entities for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at customers of any Bank Entity); or

(iii)                          solicit any employee of any of the Bank Entities to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other Competitive Business.

In applying this Section 6(f):

(A)                          the term “customer” shall be deemed to include, at any time, any Person to which any of the Bank Entities had, during the six (6) month period immediately prior to such time, (1) sold any products or provided any services or (2) submitted, or been in the process of submitting or negotiating, a proposal for the sale of any product or the provision of any services;

(B)                          the term “supplier” shall be deemed to include, at any time, any Person which, during the six (6) month period immediately prior to such time, (A) had sold any products or services to any of the Bank Entities or (B) had submitted to any of the Bank Entities a proposal for the sale of any products  or services;

(C)                               for purposes of clause (c), the term “employee” shall be deemed to include, at any time, any Person who was employed by any of the Bank Entities within the prior six (6) month period (thereby prohibiting Executive from soliciting any Person who had been employed by any of the Bank Entities until six (6) months after the date on which such Person ceased to be so employed); and

(D)                               If during the Restricted Period any employee of any of the Bank Entities accepts employment with or is otherwise retained by any Competitive Business of which Executive is an owner, director, officer, manager, member, employee, partner or employee, or to which Executive provides material services, it shall be presumed that such employee was hired in violation of the restriction set forth in clause (c) of this Section 8.6, with such presumption to be overcome only upon Executive’s showing by a preponderance of the evidence that he was not directly or indirectly involved in the hiring, soliciting or encouraging such employee to leave employment with the Bank Entities.

7. Compliance with Certain Restrictions.

(a)         Certain Defined Terms. For purposes of this Agreement, the following terms are defined as follows:

(i)                                     “Additional 280G Payments” means any distributions in the nature of compensation by the Company or any Affiliate to or for the benefit of Paul (including, but not limited to, the value of acceleration in vesting in restricted stock, options or any other stock-based compensation), whether or not paid or payable or distributed or distributable pursuant to this Agreement, which is required to be taken into consideration in applying Section 280G(b)(2)(A) of the Code;

(ii)                                  “Applicable Severance” means Paul’s severance from employment by reason of involuntary termination by the Company or in connection with any bankruptcy, liquidation or receivership of the Company or any other entity that is treated as the same employer under EESA, in each case as determined under the regulations implementing Section 111(b) of EESA;

(iii)                               Authorities Period” means the period under which the authorities of Section 101 of EESA are in effect, as determined pursuant to Section 120 thereof;

(iv)                              “Determining Firm” means a reputable law or accounting firm selected by the Bank to make a determination pursuant to this Article 7;

(v)                                 “EESA” means the Emergency Economic Stabilization Act of 2008, Public Law 110-343, as implemented by any guidance or regulations thereunder;

(vi)                              “Incentive Compensation” means all bonus and other incentive-based compensation, as those terms are applied under EESA including but not limited to Option Consideration;

(vii)                           “Parachute Payment” is defined as set forth in Section 280G(b)(2) of the Code, with amounts payable during the Authorities Period upon Applicable Severance being specifically included in applying such provision;

(viii)                        “Total Change in Control Payments” means the total amount of the Change Payment together with all Additional 280G Payments that are required to be paid because of a Change in Control; and

(ix)                              “Total Severance Payments” means the total amount of payments, including Additional 280G Payments, that are required to be paid to Paul but that would not have been payable to him if no Applicable Severance had occurred.

(b) Compliance with Section 280G.

(i)                                     Notwithstanding anything in this Agreement to the contrary, if any amount becomes payable to Paul because of an Applicable Severance and (ii) the Determining Firm determines that any portion of the Total Severance Payments would otherwise constitute a Parachute Payment, the amount payable to Paul shall automatically be reduced by the smallest amount necessary so that no portion of the Total Severance Payments will be a Parachute Payment.  .  If Total Severance Payments are to be paid in other than a lump sum, such reduction shall be applied in such order as Paul designates, subject to the approval of Bank, not to be unreasonably withheld, conditioned or delayed.  If, despite the foregoing sentence, a payment shall be made to Paul that would constitute a Parachute Payment, Paul shall have no right to retain such payment, and, immediately upon being informed of the impropriety of such payment, Paul shall return such payment to the Company, the Bank or any other affiliate that was the payer thereof, together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Code.

(ii)                                  Notwithstanding anything in this Agreement to the contrary, other than Section 10.2(a) above, if the Determining Firm determines that any portion of the Total Change in Control Payments would otherwise constitute a Parachute Payment, the amount payable to Paul shall automatically be reduced by the smallest amount necessary so that no portion of the Total Change in Control Payments will be a Parachute Payment. If Total Change in Control Payments are to be paid in other than a lump sum, such reduction shall be applied in such order as Paul designates, subject to the approval of Bank, not to be unreasonably withheld, conditioned or delayed. If, despite the foregoing sentence, a payment shall be made to Paul that would constitute a Parachute Payment, Paul shall have no right to retain such payment and, immediately upon being informed of the impropriety of such payment, Paul shall return such payment to the Company, the Bank or any other affiliate that was the payer thereof,, together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Code.

(c) Compliance with Section 409A.

(i)                                     It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall not be subject to, or shall be in accordance with, Section 409A, and thus avoid the imposition of any tax and interest on Paul pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent.  Paul acknowledges and agrees that he shall be solely responsible for the payment of any tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

(ii)                                  Notwithstanding any provision of this Agreement to the contrary, if Paul is a “specified employee” at the time of his “separation from service”, any payment of “nonqualified deferred compensation” (in each case as determined pursuant to Section 409A) that is otherwise to be paid to Paul within six (6) months following  his separation from service, then to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A(a)(1)(B) of the Code, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Paul’s separation from service, or, if earlier, upon Paul’s death.  Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.

(iii)                               The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to ensure that Section 409A(a)(1)(B) does not impose any additional tax and interest on payments made pursuant to this Agreement.

(d) Clawback if Material Inaccuracy.  If any Incentive Compensation that is paid to Paul by the Company, the Bank or any other Affiliate while the U.S. Treasury holds any equity securities in the Company is based on any materially inaccurate financial statement or other materially inaccurate performance metric criteria, as those terms are applied under EESA, Paul shall be required to disgorge and pay over to the Company, the Bank or the other Affiliate that was the payer thereof, all such Incentive Compensation, together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Code.

(e) Whistleblower.  Notwithstanding the foregoing, Paul, the Company and the Bank acknowledge and agree that nothing contained in this Agreement shall be interpreted, construed, asserted or enforced by the Company or the Bank to prohibit Paul from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Further, nothing contained in this Agreement, or any Release and Waiver delivered in accordance with this Agreement, shall be interpreted, construed, asserted or enforced by the Company or the Bank to prohibit or disqualify Paul form being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Executive’s providing information to any such agency as a whistleblower under applicable law or regulation.

8. Notice. Each notice, demand, request, consent, report, approval or communication (“Notice”) which is or may be required to be given under this Agreement by any party to any other party shall be in writing and given by telex, telecopy, personal delivery, receipted delivery service, or by certified mail, return receipt requested, prepaid and properly addressed to the party to be served at the addresses first set forth above. Notices shall be effective on the date sent via telex or telecopy, the date delivered personally or by receipted delivery service, or three (3) days after the date mailed. Each party may designate, by Notice in writing to the other party, a new address to which any Notice may thereafter be given, delivered or sent.

9. Action of the Company. Every decision, determination, agreement or other action required to be taken by the Company, and every Notice which may or is required to be given to the Company, shall be taken by or given to, the Board of Directors of the Company, or such individual member or committee of members as the Board of Directors may designate in writing.

10. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

11. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, but the rights and obligations of Paul are personal and may not be assigned or delegated without the Company’s prior written consent.

12. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to tile subject matter hereof. It may not be changed orally, but only by an agreement in writing executed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Not in limitation of the foregoing, this Agreement supersedes and replaces the Existing Agreement, except that Paul shall remain entitled to receive any compensation earned but not yet paid thereunder.

13. Applicable Law. This Agreement and all covenants contained herein, shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Maryland. In the event any provision of this Agreement shall be held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof.

14. Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

15. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Eagle Bancorp, Inc.

By:
Susan G. Riel, EVP

EagleBank

By:
Susan G. Riel, COO

Ronald D. Paul